As filed with the Securities and Exchange Commission on March 5, 1999           Registration No. 333-53391
==========================================================================================================



                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                         POST-EFFECTIVE AMENDMENT NO. 1
                                       TO
                                    FORM S-3
            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                                ---------------

                       VERTEX COMMUNICATIONS CORPORATION
             (Exact name of registrant as specified in its charter)

             TEXAS                                                    75-1982974
(State or other jurisdiction of                                   (I.R.S. Employer
 incorporation or organization)                                  Identification No.)




                                                                    J. REX VARDEMAN
                                                         PRESIDENT AND CHIEF EXECUTIVE OFFICER
      2600 NORTH LONGVIEW STREET                           VERTEX COMMUNICATIONS CORPORATION
        KILGORE, TEXAS  75662                                 2600 NORTH LONGVIEW STREET
          (903) 984-0555                                          KILGORE, TEXAS  75662
   (Address, including zip code, and                                 (903) 984-0555
  telephone number, including area code,         (Name, address, including zip code, and telephone number,
of registrant's principal executive offices)                including area code, of agent for service)


                                ---------------
                                    Copy to:

                              BILL R. WOMBLE, ESQ.
                            THOMPSON & KNIGHT, P.C.
                        1700 PACIFIC AVENUE, SUITE 3300
                              DALLAS, TEXAS 75201
                             (214) 969-1700 (PHONE)
                              (214) 969-1751 (FAX)

                                ---------------

         APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: From time to time after the effective date of this Post-Effective Amendment No. 1 to this Registration Statement.

         If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

         If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

         If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

         If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

         If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                                ---------------

         THIS POST-EFFECTIVE AMENDMENT NO. 1 TO THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

===============================================================================

                   SUBJECT TO COMPLETION, DATED MARCH 5, 1999

PROSPECTUS


                                     [LOGO]






                                 198,647 SHARES

                       VERTEX COMMUNICATIONS CORPORATION

                                  COMMON STOCK

                           2600 North Longview Street
                              Kilgore, Texas 75662
                                 (903) 984-0555

                                ---------------

         Certain shareholders of Vertex Communications Corporation are offering and selling 198,647 shares of Vertex common stock under this Prospectus. Vertex will not receive any of the proceeds from the sale of these shares.

         The selling shareholders received their shares of Vertex common stock in connection with an acquisition made by Vertex in June, 1997 of TIW Systems, Inc. The selling shareholders expect to sell all of their shares.

         The selling shareholders may offer their Vertex common stock through public or private transactions, on or off The Nasdaq Stock Market' National Market (the "Nasdaq"), at prevailing market prices, or at privately negotiated prices. The selling shareholders can utilize broker-dealers to facilitate these transactions.

         Vertex common stock is traded on the Nasdaq under the symbol "VTEX". On March 3, 1999, the last reported sale price of Vertex common stock on the Nasdaq was $16.00 per share.

         Investing in Vertex common stock involves certain risks. See "Risk Factors" beginning on page 4.

                                ---------------

         The Vertex shares of common stock offered or sold under this Prospectus have not been approved by the Securities and Exchange Commission or any state securities commission, nor have these organizations determined that this Prospectus is accurate or complete. Any representation to the contrary is a criminal offense.

                                ---------------

         The information in this Prospectus is not complete and may be changed. We may not sell these securities until the post-effective amendment to the registration statement filed with the Securities and Exchange Commission is effective. This Prospectus is not an offer to sell these securities and we are not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

                                ---------------

                     THE DATE OF THIS PROSPECTUS IS MARCH   , 1999.

                               TABLE OF CONTENTS

                                                                                                                        PAGE
                                                                                                                        ----


About This Prospectus...................................................................................................  3

Where You Can Find More Information.....................................................................................  3

Vertex..................................................................................................................  4

Risk Factors............................................................................................................  4

Selling Shareholders....................................................................................................  7

Description of Capital Stock............................................................................................  9

Plan of Distribution.................................................................................................... 10

Legal Matters........................................................................................................... 11

Experts................................................................................................................. 11

                             ABOUT THIS PROSPECTUS

         This Prospectus is part of a registration statement that we filed with the Securities and Exchange Commission (the "SEC"). This Prospectus provides you with a general description of the securities we are offering. You should read this Prospectus together with additional information described under the heading WHERE YOU CAN FIND MORE INFORMATION.

                      WHERE YOU CAN FIND MORE INFORMATION

         We file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any document we file at the SEC's public reference rooms at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the SEC's Regional Offices at Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511, and at 7 World Trade Center, Suite 1300, New York, New York 10048. Our SEC filings are also available to the public over the Internet at the SEC's web site at http://www.sec.gov. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms.

         The SEC allows us to "incorporate by reference" the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this Prospectus, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings made with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934 until all of the shares of Vertex common stock described in this Prospectus are sold or this Prospectus expires.

         o Annual Report on Form 10-K for the year ended September 30, 1998;

         o Quarterly Report on Form 10-Q for the quarter ended January 1, 1999; and

         o The description of Vertex's common stock contained in the Registration Statement on Form 8-A, including any amendments or reports filed for the purpose of updating such description.

         You may request a copy of these filings at no cost by writing or telephoning us at the following address:

         Vertex Communications Corporation
         Attention: James D. Carter, Vice President and Chief Financial Officer 2600 North Longview Street
         Kilgore, Texas 75662
         (903) 984-0555

         You should rely only on the information incorporated by reference or provided in this Prospectus. We have not authorized anyone else to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this Prospectus is accurate as of any date other than the date on the front of this document.

                                     VERTEX

         Vertex Communications Corporation designs, develops, manufactures, markets and supports an extensive line of precision products for satellite and deep space communications applications. These products include sophisticated earth station antennas ranging in size from 1.2 to 34 meters in diameter (which operate in various relevant frequency bands, including L-, C-, X, Ku- and Ka-bands, and are available for commercial and military applications), integrated communications network systems, and optical and radio telescopes. We also manufacture state-of-the-art control systems designed to manage and monitor the operation, guidance, tracking and telemetry capabilities of communications network systems as well as individual antennas, related electronic components used to amplify radio frequency signals, and precision waveguide components for application as component parts of communications systems. We also provide custom engineering, turnkey field installation, site testing and after-sale and maintenance services, and spare and replacement parts in support of our products.

         Our strategy is to provide a wide variety of precision satellite communications products compliant with state-of-the-art technology to satisfy an expanding range of customer and industry requirements. To accomplish our objectives, we engage in ongoing efforts to introduce, in a timely manner, products that we have designed to meet applicable domestic and international specifications. We believe that we offer a more diverse line of products than any of our principal competitors. Due to the exacting design and engineering requirements necessary to produce satellite communications systems, subsystems and related products, quality control and precision engineering are central to the manufacturing process. We believe that we have developed a reputation as a leader in quality control procedures which has enhanced our position in the marketplace.

         While we market our products to systems integrators and end users who combine our products with other communications equipment to form complete communications systems, we also market integrated communications network systems utilizing our own products. In the United States, we market our products through a direct sales force; while in international markets, we utilize a direct sales force, supplemented by independent foreign sales representatives. Our customers include the television broadcast industry, international telecommunications companies, communications common carriers, private communications network, and government agencies, including certain agencies of the U.S. Government and various foreign governments.

         We were organized as a Texas corporation in 1984. Our wholly-owned subsidiaries include: Vertex Satcom Systems, Inc. (formerly known as TIW Systems, Inc.), a Nevada corporation headquartered in Santa Clara, California; Vertex Antenna Systems, LLC (formerly a division of TIW Systems, Inc.), a Nevada limited liability company with its principal office in Santa Clara, California; Vertex Microwave Products, Inc., a Nevada corporation headquartered in Torrance, California; Vertex Electronics Products, Inc., a Pennsylvania corporation that is located in State College, Pennsylvania; Vertex Antennentechnik GmbH, a corporation organized pursuant to the laws of the Federal Republic of Germany, with its headquarters in Duisburg, Germany; Vertex Foreign Sales Corporation, organized pursuant to the laws of The Virgin Islands, with its office in St. Thomas, The Virgin Islands; and Vertex International, Ltd., formed under the laws of England.

                                  RISK FACTORS

         In addition to the other information contained or incorporated by reference in this Prospectus, you should consider carefully the risks set forth below.

         DEPENDENCE ON MAJOR CUSTOMERS. The continued success of our business is dependent on continued sales to our major customers. While no single customer accounted for as much as 10% of our total sales in fiscal 1998 or 1997, GTE Corporation accounted for 12% of our total sales in fiscal 1996. For the three months ended January 1, 1999, no single customer accounted for as much as 10% of our total sales for such period. We believe that our relationships with our customers are excellent and that we will continue to be a major supplier of satellite communications earth station antenna products to our major customers. Although our relationships with many of our major customers have existed for a number of years, we cannot assure you that such relationships will continue. The loss of any one of our major customers could have a material adverse effect on us and our business.

         EXPORT SALES. Export sales to international markets were 59%, 56% and 59% of total sales in fiscal 1998, 1997 and 1996, respectively. For the three months ended January 1, 1999, export sales to international markets represented approximately 54% of our total sales. Current economic events around the globe are causing some customers to delay orders and, in some cases, cancel projects that otherwise could be sources for our sales. We believe this slowdown is attributable to current financial instability and depressed economic conditions in several foreign countries, particularly certain Asian and European countries. While we expect over the long-term that our international business increasingly will account for a more significant portion of our net sales, we expect our revenues and corresponding profits in fiscal year 1999 to experience a decline in growth rates below the levels of recent years until these international markets stabilize. We expect the current slowdown to be short-term in duration and that international product demand should return to more normal levels by fiscal year 2000. We cannot assure you that we will be successful in either increasing our export sales to international markets or maintaining such sales at the levels attained in recent years.

         REGULATORY STANDARDS. Our products are designed to meet both domestic and foreign standards. Foreign regulatory bodies often establish standards different from those of the United States. Future foreign regulatory requirement changes could require us to design or redesign specific products to meet foreign standards. While to date we have experienced no material difficulty in this regard and currently anticipate none in the foreseeable future, the cost and effort we would incur to design or redesign products in compliance with such foreign standards could adversely affect our operating results.

         INTERNATIONAL BUSINESS RISKS. Although we conduct substantially all of our international business in United States dollars, changes in demand resulting from fluctuation in currency exchange rates, as well as by risks such as tariff regulations and difficulties in obtaining export licenses may affect such international business. While none of these factors have materially affected our international business to date, we cannot assure you that such factors will not have a material adverse effect upon our business in the future.

         TECHNOLOGICAL CHANGE AND PRODUCT DEVELOPMENT. The satellite communications earth station antenna industry is characterized by rapid or unexpected technological change, product introductions and evolving industry standards resulting from ongoing research and development efforts. Although we believe that we have certain technological and other advantages over our competitors, maintaining such advantages will require our continued investment in research and development and sales and marketing. Our ability to compete successfully will depend, to a significant extent, on our ability to continue to enhance our existing products and to develop and introduce new products which maintain technological leadership, satisfy an expanded range of customer needs and maintain market acceptance. We cannot assure you that subsequent developments in the industry or the development of some alternative technology will not adversely impact the demand for some of our products.

         COMPETITION. We experience substantial competition from a number of established companies which provide a broad range of products to the satellite communications earth station antenna market. Certain of these companies have substantially greater financial and personnel resources than those available to us. Our products may not be proprietary or patentable; consequently, our competition may duplicate and exploit them. We cannot assure you that we will be able to continue to effectively compete with existing or future competitors in the satellite communications earth station antenna industry.

         YEAR 2000 COMPLIANCE. We are working to resolve the potential impact of the "Year 2000 Issue" on the ability of our information technology systems and embedded technology to accurately process information that may be date-sensitive. Any of our software programs or embedded technology that recognizes a date using "00" as the year 1900 (rather than the year 2000) could result in systems failures or miscalculations causing disruptions in our operations.

         We have reviewed the effect of the Year 2000 Issue relating to our information systems and have begun updating and replacing, as necessary, in-house systems and equipment, beginning with the most significant through the least important. In addition, we have begun communications with our significant suppliers and customers to determine if they have appropriate plans to remedy the Year 2000 Issue when their systems interface with our systems. We cannot, however, determine what effect, if any, the Year 2000 Issue affecting our vendors, customers, other businesses and the numerous local, state, federal and other U.S. and foreign governmental entities with which we conduct business or by which we are regulated, governed or taxed will have on our business or financial position. We cannot assure you that the computer systems and software of such entities will be Year 2000 compliant or that their noncompliance will not have a material adverse effect on our business, financial position and results of operations. Failure of these outside parties to become Year 2000 compliant could result in an interruption of our business.

         We have begun to develop a Year 2000 contingency plan and expect to complete and implement it by the end of March, 1999. Until this effort is completed, however, we will be unable to completely assess our Year 2000 risks. If we encounter unforseen problems that relate to the Year 2000 Issue, we will evaluate possible solutions and implement the most efficient.

         Our Year 2000 evaluation and modifications and the date on which we plan to complete these efforts are based on reasonable estimates, which were derived utilizing numerous assumptions of future events and analyses and recommendations of informed employees and third parties. There can be no assurance that our assessment of the risks and potential problems are accurate, or that our actions and planned actions will timely resolve the problems inherent with Year 2000 compliance. Actual results could differ materially from our projections. Specific factors that might cause a material change include, but are not limited to, the availability and cost of personnel trained in this area, our ability to timely identify and correct all relevant computer programs and microprocessors, and similar uncertainties. We cannot assure you that the Year 2000 Issue will not materially affect our operations.

         ANTI-TAKEOVER PROVISIONS. Texas law includes a number of provisions that may have the effect of delaying or deterring a change in the control of our management and encouraging persons considering unsolicited tender offers or other unilateral takeover proposals to negotiate with our Board of Directors rather than pursue non-negotiated takeover attempts. These provisions may make it more difficult for our shareholders to benefit from certain transactions which are opposed by the incumbent Board of Directors. See "Description of Capital Stock Business Combination Law".

         DEPENDENCE ON KEY PERSONNEL. We are dependent upon the continued services and management experience of our senior executive officers. Our ability to retain such officers is important to our continued success and growth. The loss of key personnel could have a material adverse effect on us. Except for limited coverage of our President and Chief Executive Officer, we do not maintain key person insurance on our executive officers. Our continued growth depends on our ability to attract and retain skilled employees and on the ability of our officers and key employees to successfully manage growth.

         FORWARD-LOOKING STATEMENTS. The statements contained in or incorporated by reference into this Prospectus, including, but not limited to, those regarding our financial position, business strategy, year 2000 compliance and other plans and objectives for future operations and any other statements which are not historical facts are forward-looking statements. When used in this document, the words "anticipate," "estimate," "may," "plans," "project," and similar expressions are intended to be among the statements that identify forward-looking statements. Such statements involve risks and uncertainties, including, but not limited to, the following:

         o General economic conditions, including the impact of changing economic conditions (including, but not limited to, the continued weak economic conditions in certain international markets);

         o Fluctuation of foreign currency exchange rates and changes in capital spending plans of certain of our international customers;

         o       Uncertainties inherent in international operations;

         o       Uncertainties relating to our customers' plans and commitments;

         o       Rapid or unexpected technological changes;

         o       Product demand and industry capacity;

         o       Product development;

         o       The highly competitive environment in which we operate;

         o       Market acceptance of our new products;

         o       Manufacturing efficiencies;

         o       Availability of certain raw materials;

         o Domestic and foreign government regulatory policies and spending;

         o       Rising costs and availability of certain components;

         o Our reliance and our suppliers' reliance on software programs that may not be year 2000 compliant and year 2000 problems that may exist in products currently or historically sold by us to our customers; and

         o Other factors detailed in "Risk Factors" and elsewhere in this Prospectus and in our other filings with the Securities and Exchange Commission.

         Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those indicated.

                              SELLING SHAREHOLDERS

         The selling shareholders acquired the Vertex common stock in a transaction exempt from the registration requirements of the Securities Act provided by Section 4(2) thereof pursuant to an Agreement and Plan of Reorganization, dated May 9, 1997, between and among Vertex, Vertex Acquisition Corporation, a wholly-owned subsidiary of Vertex, and Vertex Satcom Systems, Inc. (formerly known as TIW Systems, Inc.). The shares of Vertex common stock are being registered to permit secondary trading of the shares. See "Plan of Distribution."

         The following table sets forth the name of each selling shareholder, the aggregate number of shares owned by each selling shareholder prior to this offering, the percentage of Vertex's outstanding common stock owned by such selling shareholder prior to this offering, the aggregate number of shares to be offered by each selling shareholder, the aggregate number of shares to be owned by each selling shareholder after the sale of all shares in this offering and the percentage of Vertex's outstanding common stock that will be owned by such selling shareholder thereafter, in each case assuming the offering of and sale of all the Vertex common stock in this offering.

                                          SHARES BENEFICIALLY OWNED                                 SHARES BENEFICIALLY OWNED
                                           PRIOR TO THE OFFERING(1)                                    AFTER THE OFFERING
                                          --------------------------                                -------------------------

                                           NUMBER OF                         NUMBER OF SHARES      NUMBER OF
       SELLING SHAREHOLDER                  SHARES         PERCENT(2)         BEING OFFERED          SHARES          PERCENT(2)
       -------------------                  ------         ----------         -------------          ------          ----------

Louis E. and Elizabeth A.
    Becker(3)..............                 6,308              *                  6,308                 0                 0
Jean-Pierre Bourgon .......                 1,900              *                  1,900                 0                 0
Joseph Hermann Duller .....                 1,044              *                  1,044                 0                 0
Raymond Geisick ...........                 1,675              *                  1,675                 0                 0
John R. and Ann M.
    Griffiths .............                 2,578              *                  2,578                 0                 0
Paul J. Ironmonger(4) .....                23,120              *                 23,120                 0                 0
Patricia A. Krehnke .......                   558              *                    558                 0                 0
Edward F. Kurz(5) .........                 2,792              *                  2,792                 0                 0
Rein Luik(6) ..............                69,630            1.4                 37,812            31,818                 *
Fred A. McGiven ...........                 1,396              *                  1,396                 0                 0
William F. Nickerson ......                 1,253              *                  1,253                 0                 0
TIW Stock Bonus Plan(7) ...               104,092            2.0                104,092                 0                 0
Robert L. and Heather L.
    Wallace ...............                 5,136              *                  5,136                 0                 0
Robert N. Wellins .........                 1,253              *                  1,253                 0                 0
John W. Whetstone .........                 5,565              *                  5,565                 0                 0
Gary A. Young .............                 1,237              *                  1,237                 0                 0
Yu-Chien Yuan .............                   928              *                    928                 0                 0
                Total .....               230,465            4.5%               198,647            31,818                 *%

--------------------

      * Represents beneficial ownership of less than 1% of the outstanding shares of Vertex common stock.

      (1) Based on 5,096,674 shares of Vertex common stock issued and outstanding as of March 1, 1999.

      (2) The table includes shares of Vertex common stock that may be acquired through the exercise of options within 60 days. The percentage of the common stock owned by each person has been computed assuming the exercise of all options deemed to be beneficially owned by that person, and assuming that no options held by any other person have been exercised.

      (3) Mr. Becker is a Vice President of Vertex and is President of Vertex Antenna Systems, LLC, a wholly-owned subsidiary of Vertex.

      (4) Includes 4,451 shares held by Whitcust & Co. as custodian for the benefit of the Paul J. Ironmonger IRA.

      (5) Mr. Kurz is Vice President and Chief Financial Officer of Vertex Satcom Systems, Inc. and a co-trustee of the TIW Stock Bonus Plan.

      (6) Mr. Luik is President of Vertex Electronics Group, a Vice President and director of Vertex and a co-trustee of the TIW Stock Bonus Plan.

      (7) Of the 104,092 held by the TIW Stock Bonus Plan, 20,742 shares are held on behalf of the selling shareholders. Of these 20,742 shares, 20,543 shares are vested in the accounts of the selling shareholders under the TIW Stock Bonus Plan and 199 shares are allocated to the selling shareholders, subject to the vesting provisions of such plan.


                          DESCRIPTION OF CAPITAL STOCK

      GENERAL. The authorized capital stock of Vertex consists of 20,000,000 shares of common stock, $.10 par value per share. As of March 1, 1999, 5,096,674 shares of Vertex common stock were outstanding.

      COMMON STOCK. All outstanding shares of Vertex common stock are fully paid and nonassessable. All holders of Vertex common stock have full voting rights and are entitled to one vote for each share held of record on all matters submitted to a vote of the shareholders. Votes may not be cumulated in the election of Directors. Shareholders have no preemptive, subscription or conversion rights. The common stock is neither redeemable nor convertible, and there are no sinking fund provisions. Holders of common stock are entitled to dividends when and as declared by the Board of Directors from funds legally available therefor and are entitled, in the event of liquidation, to share ratably in all assets remaining after payment of all of our obligations. With respect to any action required by our shareholders, the affirmative vote of the holders of a majority of the issued and outstanding shares of vertex common stock entitled to vote is sufficient to authorize, affirm, ratify or consent to such action.

      ChaseMellon Shareholder Services, LLC is the registrar and transfer agent for Vertex common stock.

      SPECIAL MEETINGS. Special meetings of our shareholders may be called by the Chairman of the Board or the President, and shall be called by the President or Secretary at the request of a majority of the Board of Directors or by shareholders holding not less than 10% of the outstanding voting stock of Vertex.

      BUSINESS COMBINATION LAW. We are subject to Part Thirteen (the "Business Combination Law") of the Texas Business Corporation Act, which took effect September 1, 1997. In general, the Business Combination Law prevents an "affiliated shareholder" (defined generally as a person that is or was within the preceding three-year period the beneficial owner of 20% or more of a corporation's outstanding voting shares) or its affiliates or associates from entering into or engaging in a "business combination" (defined generally to include (i) mergers or share exchanges, (ii) dispositions of assets having an aggregate value equal to 10% or more of the market value of the assets or of the outstanding common stock or representing 10% or more of the earning power or net income of the corporation, (iii) certain issuances or transactions by the corporation that would increase the affiliated shareholder's number of shares of the corporation, (iv) certain liquidations or dissolutions, and (v) the receipt of tax, guarantee, loan or other financial benefits by an affiliated shareholder other than proportionately as a shareholder of the corporation) with an "issuing public corporation" (which includes Vertex) during the three-year period immediately following the affiliated shareholder's acquisition of shares unless (a) before the date such person became an affiliated shareholder, the board of directors of the issuing public corporation approves the business combination or the acquisition of shares made by the affiliated shareholder on such date or (b) not less than six months after the date such person became an affiliated shareholder, the business combination is approved by the affirmative vote of holders of at least two-thirds of the issuing public corporation's outstanding voting shares not beneficially owned by the affiliated shareholder or its affiliates or associates. The Business Combination Law does not apply to a business combination with an affiliated shareholder that was the beneficial owner of 20% or more of the outstanding voting shares of the issuing public corporation on December 31, 1996, and continuously until the announcement date of the business combination. In discharging the duties of a director under the Business Combination Act or otherwise, a director, in considering our best interests, may consider our as well as our shareholders' long-term as well as the short-term interests, including the possibility that those interests may be best served by our continued independence.

      LIMITATION OF DIRECTOR LIABILITY AND INDEMNIFICATION ARRANGEMENTS. Our Restated Articles of Incorporation, as amended, contain a provision that limits the liability of our directors as permitted by the Texas Miscellaneous Corporation Laws Act. The provision eliminates the personal liability of directors to Vertex and our shareholders for monetary damages for breach of directors' fiduciary duty of care. The provision does not change the liability of a director for breach of his duty of loyalty to us or to shareholders, acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, an act or omission for which the liability of a director is expressly provided for by an applicable statute, an act related to an unlawful stock repurchase or payment of a dividend, or in respect of any transaction from which a director received an improper personal benefit. Pursuant to the Restated Articles of Incorporation, the liability of directors will be further limited or eliminated without action by shareholders if Texas law is amended to further limit or eliminate the personal liability of directors.

      Our Bylaws, as amended, provide for the indemnification of our officers and directors, and the advancement to them of expenses in connection with proceedings and claims, to the fullest extent permitted by the Texas Business Corporation Act. We have also entered into indemnification agreements with each of our directors and certain of our officers that contractually provided for indemnification and expense advancement and include related provisions meant to facilitate the indemnitees' receipt of such benefits. In addition, we may purchase directors' and officers' liability insurance policies for our directors and officers in the future. Such indemnification may be made even though directors and officers would not otherwise be entitled to indemnification under other provisions of the Bylaws or such agreements. It is the position of the SEC that indemnification of directors and officers for liabilities arising under the Securities Act is against public policy and is unenforceable pursuant to Section 14 of the Securities Act.

                              PLAN OF DISTRIBUTION

      The Vertex common stock covered by this Prospectus may be sold from time to time by the selling shareholders. All sales may be made by the selling shareholders on the Nasdaq, in privately negotiated transactions or otherwise at prices and under terms related to the then current market price, or in negotiated transactions. The Vertex common stock may be sold by any one or more of the following methods:

      O A block trade in which the broker or dealer so engaged will attempt to sell the Vertex common stock as agent, but may position and resell a portion of a block as principal to facilitate the transaction;

      O Purchases by a broker or dealer as principal, and resale by such broker or dealer, for its account pursuant to this Prospectus;

      O Ordinary brokerage transactions and transactions in which the broker solicits purchasers; and

      O     Privately negotiated transactions.

      The selling shareholders may effect such transactions by selling the Vertex common stock through or to brokers or dealers, and such brokers or dealers will receive compensation in the form of discounts or commissions from the selling shareholders, and may receive commissions from the purchasers of the Vertex common stock for whom they may act as agent (which discounts or commissions from the selling shareholders or such purchasers might exceed those customary in the types of transactions involved).

      Any of the Vertex common stock covered by this Prospectus which qualify for sale pursuant to Rule 144 under the Securities Act may be sold under that rule rather than pursuant to this Prospectus.

      We cannot assure you that the selling shareholders will sell any or all of the Vertex common stock offered by them hereunder.

      We will pay all fees and expenses incident to the preparation and filing of the Registration Statement, as amended, and this Prospectus, including legal and accounting fees and expenses other than any underwriting discounts, any selling commissions payable in respect of sales of the Vertex common stock or any expenses incurred by the selling shareholders to retain any counsel, accountant or other advisor, all of which will be paid by the selling shareholders. We will receive no part of the proceeds from sales of the Vertex common stock covered by this Prospectus. We intend to keep the Registration Statement effective until December , 1999.

      The selling shareholders and any broker-dealer acting in connection with the sale of the Vertex common stock offered hereby may be deemed to be "underwriters" within the meaning of the Securities Act, in which event any discounts, concessions or commissions received by them, which are not expected to exceed those customary in the types of transactions involved, or any profit on resales of the Vertex common stock by them, may be deemed to be underwriting commissions or discounts under the Securities Act.

                                 LEGAL MATTERS

      The legality of the Vertex common stock offered hereby will be passed upon for us by Thompson & Knight, P.C., Dallas, Texas. Bill R. Womble, a shareholder of Thompson & Knight, P.C., holds 15,500 shares of Vertex common stock and options covering a total of 10,000 shares of Vertex common stock that are exercisable within 60 days of the date of this Prospectus.

                                    EXPERTS

      The financial statements and schedules incorporated by reference in this Prospectus and elsewhere in the Registration Statement, as amended, have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto, and are included herein in reliance upon the authority of said firm as experts in accounting and auditing.

==============================================================================

      You should rely only on the information contained in this document or that to which we have referred you. We have not authorized anyone to provide you with information that is different. This Prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted. You should not assume that the information in this Prospectus is accurate as of any date other than the date on the front cover.




                                 198,647 SHARES



                                     [LOGO]


                                  COMMON STOCK




                              -------------------
                              P R O S P E C T U S
                              -------------------




                             VERTEX COMMUNICATIONS
                                  CORPORATION





                                  MARCH  , 1999


==============================================================================

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

      Except for the SEC registration fee, all expenses are estimated. All such expenses will be paid by the Registrant.

      SEC registration fee........................................................................................    $ 3,394
      Accounting fees and expenses................................................................................      6,000
      Legal fees and expenses.....................................................................................     34,000
      Miscellaneous...............................................................................................        606
      Printing Fees and Expenses..................................................................................      8,500
                                                                                                                      -------
            Total.................................................................................................    $52,500
                                                                                                                      =======

ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

      Vertex is a Texas corporation. Article 1302-7.06 of the Texas Miscellaneous Corporation Laws Act authorizes Texas corporations, such as Vertex, to eliminate or limit, pursuant to a provision in their articles of incorporation, the liability of directors thereof to the corporation and its shareholders for certain acts or omissions in the director's capacity as a director, subject to certain limitations. Reference is made to Article Thirteen of Vertex's Restated Articles of Incorporation, as amended, which are filed herewith as Exhibit 4.1, that eliminates the liability of directors of Vertex for monetary damages for certain acts or omissions, subject to certain limitations. It is the position of the Commission that indemnification of directors and officers for liabilities arising under the Securities Act is against public policy and is unenforceable pursuant to Section 14 of the Securities Act.

      Article 2.02-1 of the Texas Business Corporation Act provides that a corporation may indemnify any director or officer who was, is or is threatened to be made a named defendant or respondent in a proceeding because he is or was a director or officer, provided that the director or officer (i) conducted himself in good faith, (ii) reasonably believed (a) in the case of conduct in his official capacity, that his conduct was in the corporation's best interests or (b) in all other cases, that his conduct was at least not opposed to the corporation's best interests and (iii) in the case of any criminal proceeding, had no reasonable cause to believe his conduct was unlawful. Subject to certain exceptions, a director or officer may not be indemnified if the person is found liable to the corporation or if the person is found liable on the basis that he improperly received a personal benefit. Under Texas law, reasonable expenses incurred by a director or officer may be paid or reimbursed by the corporation in advance of a final disposition of the proceeding after the corporation receives a written affirmation by the director or officer of his good faith belief that he has met the standard of conduct necessary for indemnification and a written undertaking by or on behalf of the director or officer to repay the amount if it is ultimately determined that the director or officer is not entitled to indemnification by the corporation. Texas law requires a corporation to indemnify an officer or director against reasonable expenses incurred in connection with the proceeding in which he is named defendant or respondent because he is or was a director or officer if he is wholly successful in defense of the proceeding.

      Texas law also permits a corporation to purchase and maintain insurance or another arrangement on behalf of any person who is or was a director or officer against any liability asserted against him and incurred by him in such a capacity or arising out of his status as such a person, whether or not the corporation would have the power to indemnify him against that liability under
Article 2.02-1.

       Vertex's Restated Articles of Incorporation and Bylaws provide for the indemnification of its officers and directors, and the advancement to them of expenses in connection with proceedings and claims, to the fullest extent permitted by the Texas Business Corporation Act. Vertex has also entered into indemnification agreements with each of its directors and certain of its officers that contractually provide for indemnification and expense advancement and include related provisions meant to facilitate the indemnitees' receipt of such benefits.

      The above discussions of Article 1302-7.06 of the Texas Miscellaneous Corporation Law Act, Article 2.02-1 of the Texas Business Corporation Act and of Vertex's Restated Articles of Incorporation and Bylaws are not intended to be exhaustive and each is respectively qualified in its entity by reference to the applicable statute and Vertex's Restated Articles of Incorporation and Bylaws, as amended.

ITEM 16.  EXHIBITS.

      The information required by this Item 16 is set forth in the Index to Exhibits accompanying this Registration Statement.


ITEM 17.  UNDERTAKINGS.

      (a)   Rule 415 Offering.

      The undersigned Registrant hereby undertakes:

            (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

                  (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

                  (ii) to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

                  (iii) to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

      provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

            (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

            (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

      (b) Filings incorporating subsequent Exchange Act documents by reference.

      The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's Annual Report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      (h) Request for acceleration of effective date.

      Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described in Item 15 above, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

      Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Post-Effective Amendment No. 1 to the foregoing Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Kilgore, State of Texas, on March 5, 1999.

                                 VERTEX COMMUNICATIONS CORPORATION
                                          (Registrant)

                                 By:      /s/ J. Rex Vardeman
                                    ------------------------------------------
                                              J. Rex Vardeman
                                          Chairman of the Board,
                                    President and Chief Executive Officer

                                   SIGNATURES

      Pursuant to the requirements of the Securities Act of 1933, as amended, this Post-Effective Amendment No. 1 to the foregoing Registration Statement has been signed by the following persons in the capacities and on the date indicated.

                 SIGNATURE                                    TITLE                                        DATE
                 ---------                                    -----                                        ----

          /s/ J. Rex Vardeman                 Chairman of the Board, President and                    March 5, 1999
-----------------------------------------     Chief Executive Officer and Director
            J. Rex Vardeman                   (Principal Executive Officer)


           /s/ James D. Carter                Vice President and Chief Financial Officer,             March 5, 1999
-----------------------------------------     Treasurer and Director (Principal
              James D. Carter                 Financial and Accounting Officer)


          /s/ A. Don Branum                   Senior Vice President and Director                      March 5, 1999
-----------------------------------------
              A. Don Branum

      /s/ Donald E. Heitzman, Sr.             Director                                                March 5, 1999
------------------------------------------
         Donald E. Heitzman, Sr.

         /s/ John G. Farmer                   Director                                                March 5, 1999
-----------------------------------------
            John G. Farmer

            /s/ Rein Luik                     Director                                                March 5, 1999
-----------------------------------------
               Rein Luik

       /s/ Bill R. Womble                     Director                                                March 5, 1999
-----------------------------------------
          Bill R. Womble

                               INDEX TO EXHIBITS

EXHIBIT
NUMBER                                        DESCRIPTION OF EXHIBIT
-------                                       ----------------------

  4.1*..........  Restated Articles of Incorporation of Vertex and Amendments No. 1 and No. 2 thereto

  4.2*..........  Bylaws of Vertex and Amendments No. 1 and No. 2 thereto

  5.1*..........  Opinion of Thompson & Knight, P.C., regarding legality of shares

 23.1*..........  Consent of counsel (included in the opinion of Thompson & Knight, P.C. filed herewith as
                  Exhibit 5.1)

 23.2**.........  Consent of independent accountants

 24*............  Power of Attorney


--------------------
     * Filed on May 22, 1998 as Exhibits to this Registration Statement. ** Filed herewith.